Exhibit 99.2
CONSENT OF INDEPENDENT VALUATION EXPERT

Phillips Edison Grocery Center REIT I, Inc.:

We hereby consent to the reference to our name and description of our role in the valuation process of certain real estate assets of Phillips Edison Grocery Center REIT I, Inc. (the “Company”) included in the Current Report on Form 8-K dated August 25, 2015, and incorporated by reference into the Company’s Registration Statement on Form S-3 dated February 12, 2016 and the related prospectus, included therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

/s/ KPMG LLP

Chicago, Illinois
February 12, 2016